Exhibit 5.1

October 13, 2017

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

Registration Statement on Form S-4

of Discovery Communications, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Discovery Communications, Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-220466) (the “Registration Statement”). The Registration Statement registers new shares of the Company’s Series C common stock, par value $0.01 per share (the “Shares”), to be issued to shareholders of Scripps Networks Interactive, Inc. (“Scripps”), as contemplated by the Agreement and Plan of Merger, dated July 30, 2017 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Scripps and Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of the Company.

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Discovery Communications, Inc.	2	October 13, 2017

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized and that, when the Registration Statement has become effective under the Act and the Shares have been issued and delivered in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP